UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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American Software, Inc.

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AMERICAN SOFTWARE, INC.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Monday, August 17, 2009 at 4:00 p.m. for the following purposes:

1.	To elect seven directors of the Company, three of whom will be elected by the holders of Class A Common Shares and four of whom will be elected by the holders of Class B Common Shares.

2.	To consider and vote upon an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 5,275,000 Shares to 6,075,000 Shares.

3.	To ratify and approve the conversion of stock options outstanding under the Logility, Inc. stock option plans to Company stock options and related actions.

4.	To consider and transact such other business as may properly come before the meeting.

Only shareholders of record of the Company at the close of business on July 7, 2009 will be entitled to vote at the meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone,

Secretary

July 28, 2009

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 17, 2009:

This Proxy Statement and the Annual Report on Form 10-K are available at:

https://www.sendd.com/EZProxy/?project_id=324

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN SOFTWARE, INC.

TO BE HELD AT

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

ON AUGUST 17, 2009

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders on Monday, August 17, 2009 at 4:00 p.m. and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 28, 2009.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted:

FOR—Election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr. as Class A directors.

FOR—Approval of an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 5,275,000 Shares to 6,075,000 Shares.

FOR—Ratification and approval of the conversion of stock options outstanding under the Logility, Inc. stock option plans to Company stock options and related actions.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders’ best judgment on such other business as may properly come before the meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting and the shareholder attending the meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

RECORD DATE AND VOTING OF SECURITIES

The Board of Directors has fixed the close of business on July 7, 2009 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 7, 2009, the Company had outstanding and entitled to vote a total of 22,425,446 Class A Common Shares (“Class A shares”) and 2,877,086 Class B Common Shares (“Class B shares”).

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the meeting. A one-third quorum of 7,475,149 Class A shares and of 959,029 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. Votes that are withheld, broker or other nominee non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

PROPOSAL 1: ELECTION OF DIRECTORS

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders. Of the seven directors to be elected, three are to be elected by the holders of the outstanding Class A shares and four are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.

It is anticipated that Mr. Edenfield and Dr. Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, Dr. Thomas L. Newberry and Thomas L. Newberry, V as Class B directors. Thus, it is expected that James C. Edenfield, J. Michael Edenfield, Dr. Thomas L. Newberry and Thomas L. Newberry, V will be elected as Class B directors.

The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

Name of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS A DIRECTORS:

W. Dennis Hogue(1)	56	Chief Executive Officer of Hogue Enterprises, Inc.; President of American Durahomes	2001

John J. Jarvis(2)	67	Retired; former Executive Director of The Logistics Institute—Asia Pacific	2001

James B. Miller, Jr.(3)	69	Founder, Chairman and Chief Executive Officer of Fidelity Southern Corporation, the parent company of Fidelity Bank	2002

CLASS B DIRECTORS:

James C. Edenfield(4)	74	President, Chief Executive Officer and Treasurer of American Software, Inc.	1971

J. Michael Edenfield(5)	51	Executive Vice President of American Software, Inc. and President and Chief Executive Officer of Logility, Inc.	2001

Thomas L. Newberry(6)	76	Chairman of the Board of American Software, Inc.	1971

Thomas L. Newberry, V(7)	42	Founder and Chief Executive Officer of The 1% Club, Inc.	2001

(1)	Since January 2005, Mr. Hogue has served as Chief Executive Officer of Hogue Enterprises, Inc., a real estate investment company. Since November 2007, Mr. Hogue has served as President of American Durahomes, a provider of durable and affordable homes. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. Mr. Hogue earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

(2)

Dr. Jarvis is retired. From 2001 until January 1, 2004 he was Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), Secretary of the Institute of Management Sciences (TIMS) and President of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute

for Operations Research and Management Sciences and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

(3)	Mr. Miller is currently the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, the parent corporation of Fidelity Bank, positions he has held since 1979. He has been Chairman of Fidelity Bank since 1998. He is a director of Interface, Inc., a textile manufacturing company. Since 2003, Mr. Miller has been Chairman of Berlin American Company, a private real estate company, Since 2006, Mr. Miller has been Chairman of Prescott Automotive Group, a private automobile dealer, and Trinity Apex, a real estate business. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

(4)	James C. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

(5)	J. Michael Edenfield has served as President and Chief Executive Officer of Logility, Inc., a wholly-owned subsidiary of the Company, since January 1997. From June 1994 until October 1997, he served as Chief Operating Officer of the Company. Mr. Edenfield has served as Executive Vice President of the Company from June 1994 to the present. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

(6)	Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

(7)	Thomas L. Newberry, V founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A

SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE, JARVIS AND MILLER.

CORPORATE GOVERNANCE

The Board of Directors held six meetings during fiscal 2009. No director of the Company attended fewer than 67% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

Each of Mr. James C. Edenfield and Dr. Thomas L. Newberry have stated in their respective Schedule 13Gs, as filed with the Securities and Exchange Commission (sometimes referred to herein as the “SEC”), that they, acting as a group, share voting power with respect to all shares beneficially held by them because they have established a practice of consulting with each other regarding the voting of such shares. As a result, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Please see “Security Ownership of Management and Certain Beneficial Owners,” below. Therefore, the Company is not subject to the provisions of Rule 4350(c) of the Nasdaq Marketplace Rules that otherwise would require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

In light of the voting power of Mr. Edenfield and Dr. Newberry, and in view of the fact that Board vacancies have occurred infrequently, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting of shareholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of the Company’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Shareholders may contact the Board or any of the individual directors by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s Annual Meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2008 Annual Meeting.

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at www.amsoftware.com/marketing.

The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue and Jarvis. The Audit Committee held four meetings during fiscal 2009, in addition to its consultations with our independent registered public accounting firm and management in connection with review of interim financial statements. The Rules of the Nasdaq Stock Market (“Nasdaq Rules”) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee, as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to provide assistance to the Company in connection with the financial reporting process. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants’ audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent registered public accounting firm, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent registered public accounting firm the financial statements to be included in the Company’s Annual Report. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Board has a Compensation Committee, consisting of John J. Jarvis and Thomas L. Newberry. During fiscal 2009, the Compensation Committee met on one occasion. The Compensation Committee has authority to establish the compensation of Chief Executive Officer and to consult with the Chief Executive Officer about the compensation of the other named executive officers. In addition, the Compensation Committee, acting as the Special Stock Option Committee, has the authority to grant stock options to the Chief Executive Officer and the other named executive officers under the Company’s 2001 Stock Option Plan. See “Executive Compensation—Compensation Discussion and Analysis,” below, for a further discussion of the Compensation Committee and the functions it performs.

Two different committees of the Board administer the 2001 Stock Option Plan and the Logility Plans (see “Proposal 3: Ratification of Actions Pertaining to Logility Stock Options—Description of Logility Plans as Adopted by American Software”), depending on whether the option grant is to an executive officer or director or to other employees. The Special Stock Option Committee, which consists of John J. Jarvis and Thomas L. Newberry, as the members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Thomas L. Newberry, administers grants to other employees. The functions of these committees are to grant stock options and establish the terms of those stock options, as well as to construe and interpret the plan and to adopt rules in connection therewith. During fiscal 2009, the Stock Option Committee acted by written consent on eight occasions in connection with the grant of stock options under the Company’s 2001 Stock Option Plan. The Special Stock Option Committee, concurrently with its role as the Compensation Committee, acted by written consent on one occasion during fiscal 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs that we have designed to reward performance and emphasize the creation of shareholder value. Our Compensation Committee and Chief Executive Officer are responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers are: James C. Edenfield, President and Chief Executive Officer; J. Michael Edenfield, Executive Vice President of the Company, and President and Chief Executive Officer of Logility, Inc.; Vincent C. Klinges, Chief Financial Officer of the Company and of Logility; and Jeffrey W. Coombs, Senior Vice President of American Software USA, Inc. Please see the Summary Compensation Table below for detailed components of their fiscal 2009 compensation.

Oversight of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing and reviewing our overall compensation philosophy. The Committee and the Chief Executive Officer together review and establish executive compensation plans. The Committee and the Chief Executive Officer share these responsibilities in the manner described below.

Role of Compensation Committee.    The Committee reviews and establishes all elements of compensation of the Chief Executive Officer. The Committee also reviews and consults with the Chief Executive Officer about salaries and other compensation of the other executive officers and acts as the Special Stock Option Committee with respect to stock option grants to all executive officers, including the Chief Executive Officer. Until July 2009, Logility was a majority-owned subsidiary of the Company, but remained a separate, publicly-held company. Effective July 9, 2009 Logility became our wholly-owned subsidiary. In making decisions about stock option grants with respect to fiscal 2009 and earlier years, the Committee obtained from the compensation committee of the Logility board information about, and took into consideration, stock option grants made or proposed to be made under Logility’s stock option plans to our named executive officers who also were executive officers of Logility. As Logility’s status as a separate public company terminated in July 2009, Logility no longer grants stock options and thus it is no longer necessary to consult on these matters.

Role of Chief Executive Officer.    The Chief Executive Officer reviews and establishes all non-equity related elements of compensation of the executive officers of the Company and its subsidiaries, other than his own compensation. With respect to the major elements of executive compensation plans, the Chief Executive Officer consults with and seeks input from the Committee. The Chief Executive Officer makes recommendations to the Committee regarding levels of option grants to specific individuals, as input to the Committee’s final decision.

Decisions Affecting Overlapping Executive Officers.    With respect to fiscal 2009 and earlier years, two named executive officers of the Company, J. Michael Edenfield and Vincent C. Klinges, also were executive officers of Logility for SEC reporting purposes. The following paragraphs discuss how compensation decisions regarding these two officers were divided between the Company and Logility for those years.

J. Michael Edenfield.    J. Michael Edenfield is Executive Vice President of the Company, and also serves as President and Chief Executive Officer of Logility. As Mr. Edenfield’s day-to-day responsibilities focus primarily on Logility, the compensation committee of the Logility board of directors, by mutual agreement between the Company and Logility, was responsible for establishing most of the primary elements of his compensation, including his salary, annual bonus plan, participation in Logility stock option plans and employee benefits. The Committee retained the authority to grant stock options to Mr. Edenfield under our stock option plan, and communicated with the Logility compensation committee in order to coordinate stock option decisions.

Vincent C. Klinges.    Vincent Klinges serves both as our Chief Financial Officer and as Chief Financial Officer of Logility. By mutual agreement between the Company and Logility, we established most of the primary elements of Mr. Klinges’ compensation, including his salary, annual bonus plan, participation in our stock option plan and other employee benefits. The Logility compensation committee retained the authority to grant stock options to Mr. Klinges under Logility option plans, and communicated with the Committee in order to coordinate stock option decisions.

Executive Compensation Philosophy

We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve these objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.

•	Include performance-based incentive compensation that offers an opportunity for above-average financial reward to executives without creating incentives for undue business risks.

•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.

In developing compensation plans for our executive officers, we have taken note of and considered compensation paid by our competitors, but historically we have not performed systematic reviews of competitors’ compensation policies nor engaged in benchmarking of executive compensation. Consequently, information about competitors’ specific compensation policies has not been a primary consideration in forming our compensation policies and decisions. As with many other U.S. technology companies, we traditionally have emphasized the use of stock options and individualized bonus plans in compensating and motivating our executives. We have found that the value of these compensation components is difficult to measure, and therefore comparing them in an objective way to similar arrangements developed by other companies, including competitors, has been of limited value.

We are aware that incentive compensation arrangements can be structured in such a way as to encourage undue risk-taking by executives, who make decisions that tend to maximize short-term compensation at the expense of the long-term interests of the enterprise. We believe that in the past our incentive compensation plans have motivated management to act in ways that are consistent with the long-term interests of our shareholders: promoting growth while maintaining substantial cash reserves, avoiding debt, managing expenses and carefully evaluating potential acquisitions. We have structured current incentive compensation arrangements for executive officers in a manner consistent with past practices, and believe that those arrangements, described in detail below, contribute to our long-term goals without encouraging undue risk-taking.

Elements of Compensation

General.    We have selected and have structured the components of our executive officer compensation in order to achieve our objectives of attracting, retaining and motivating such officers. We consider these components – salary, bonus plan, stock options, and personal benefits such as insurance and retirement plans – together to achieve a balanced compensation package that addresses the above objectives, and separately in order to evaluate their reasonableness. Taken as a whole, we believe that these elements of our compensation structure reward past performance and provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders.

In our executive compensation we generally have emphasized bonus plans and stock options, as we believe those components have the greatest potential for directly aligning the future interests of executive officers with those of shareholders. We also believe that our practice of emphasizing stock option grants, which we have followed over a long period, has helped to motivate our executives to develop strategies that further our long-term interests. We intend for our executive bonus plans to motivate executive officers over a shorter term, based upon achieving operating results that enhance shareholder value without taking undue business risks. In reviewing salaries of executive officers, we consider the executive’s previous salary level in light of prior year performance, rate of inflation and trends in executive compensation among our competitors. In selecting insurance and retirement plans, we have taken into account the needs of our entire workforce, on the principle that these kinds of plans are most effective and most valued if they are made available across all levels of compensation within the Company.

Base Salaries.    We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. The Committee reviews and establishes the salary of our Chief Executive Officer, while the Chief Executive Officer reviews and establishes the salaries of our other officers, including the named executive officers, with input from the Committee.

Salaries of our named executive officers in fiscal 2009 are shown in the “Salary” column of the Summary Compensation Table, below.

Incentive Compensation.    Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Committee establishes the bonus plan for our Chief Executive Officer. Our Chief Executive Officer, after consulting with the Committee, establishes the bonus plans for our other officers, including the other named executive officers. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to attract and retain qualified executives while at the same time aligning their interests with those of our shareholders. To accomplish this, we establish bonus plans with attainable goals, using formulas tied to important factors that positively affect return on investment.

The following summarizes the incentive compensation arrangements for the named executive officers in the fiscal years ended April 30, 2009 and 2010:

James C. Edenfield.    In both fiscal 2009 and fiscal 2010, Mr. Edenfield’s salary was maintained at $512,500. For both fiscal years, the Committee also decided to continue Mr. Edenfield’s annual bonus arrangement, which provides for a bonus equal to 5% of the increase of the fiscal year’s pre-tax earnings over the pre-tax earnings of the preceding fiscal year. For fiscal 2009, the application of this bonus formula resulted in no bonus paid to Mr. Edenfield.

J. Michael Edenfield.    For fiscal 2009, the compensation committee of the Logility board established J. Michael Edenfield’s base salary at $295,000 and approved certain perquisites, as set forth in the Summary Compensation Table, below. The Logility committee also determined that he would have the opportunity to receive a bonus targeted at $370,000, based upon Logility achieving a specified target level of operating income, with a maximum potential bonus of $600,000. For fiscal 2009, Mr. Edenfield received a bonus equal to $185,406 under this formula.

For fiscal 2010, Company has established an incentive compensation plan for J. Michael Edenfield similar to the plan in effect for fiscal 2009. His salary has been increased to $305,000, an increase of approximately 3% over the previous year salary. The potential bonus is targeted at $370,000, unchanged from the previous two years, based upon Logility achieving the specified target level of operating income. There is no limitation on the maximum potential bonus amount for fiscal 2009. The level of operating income required to achieve the bonus target is 5% higher than the corresponding target in fiscal 2009, and substantially higher than the operating income achieved by Logility in fiscal 2009. Mr. Edenfield will not receive an incentive bonus for 2010 unless Logility attains at least approximately 85% of the operating income bonus target. If that level is reached, the minimum bonus will be $110,000, with the actual incentive bonus pro rated between $110,000 and $370,000 depending on the level of actual operating income between the minimum and the target level. If actual operating income exceeds the operating income bonus target, the bonus amount will be equal to actual operating income divided by the operating earnings bonus target amount, multiplied by $370,000.

The above incentive plan reflects our belief that incentive compensation plans should provide for a minimum bonus if the business area for which the executive has responsibility achieves operating results that are reasonably attainable and a higher bonus if operating results reach exceptional levels. Our policy is to not provide guidance or projections as to future earnings or revenues. Accordingly, without providing any such specific guidance or projections, we believe that for Logility to achieve the results necessary for J. Michael Edenfield to reach the targeted bonus will require a level of profitability in our Logility subsidiary that would substantially exceed our expectations of Logility’s profitability in the current economic climate.

Vincent C. Klinges.    For fiscal 2009, Mr. Klinges was eligible to receive a bonus equal to 2.25% of the increase in our operating income in fiscal 2009 over fiscal 2008, excluding stock option-related expenses, with a maximum bonus of $85,000 and a minimum bonus of $10,000, provided that he remained with the Company on June 30, 2009. For fiscal 2009, Mr. Klinges received a bonus of $10,000. For fiscal 2010, his bonus arrangement remains the same, except that the maximum bonus is increased to $100,000. His continuation requirement for bonus eligibility is June 30, 2010. Mr. Klinges’ salary has been increased to $202,000 for fiscal 2010, an increase of approximately 3% over the previous year salary.

Jeffrey W. Coombs.    For the fiscal year ended April 30, 2009, Mr. Coombs was given a bonus plan that provided for a bonus determined under the following formula, with each component based upon the performance of the portion of our ERP software division that he manages, in the fiscal year ended April 30, 2009 compared to the performance in the previous fiscal year: (i) $2,000 for each 1% increase in total revenue; plus (ii) $2,000 for each 1% increase in license fees; plus (iii) $2,000 for each 1% increase in operating income contribution. The minimum bonus was $10,000 if the bonus amount as computed under the above formula was less than that amount. There was no minimum level of operating performance required to earn the minimum bonus. The maximum bonus under this plan was $70,000. To be eligible for a bonus, it was required that Mr. Coombs remain an employee of the Company on June 30, 2009. For fiscal 2009, Mr. Coombs received a bonus of $10,000. On August 18, 2008, our Board of Directors reviewed the classification of Mr. Coombs as an executive officer as that term is defined under SEC rules. The Board determined that Mr. Coombs’ responsibilities more appropriately are classified as those of a divisional officer rather than an executive officer at the corporate level for SEC disclosure purposes. Mr. Coombs’ fiscal 2009 compensation is included in the Summary Compensation Table, below, because he was classified as an executive officer for a portion of that fiscal year. Due to the changed classification, his fiscal 2010 compensation was not reviewed by the Committee.

Bonuses paid to our named executive officers in fiscal 2009 are shown in the “Bonuses” column of the Summary Compensation Table, below.

Stock Option Plans.    The Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, to serve as an incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the compensatory and incentive objectives referred to above.

The Committee typically grants stock options to executive officers once annually, usually during the month of June or July, while the salary and bonus plans for executives are being considered and finalized. The option exercise prices are fixed as of the close of trading of Class A shares on Nasdaq on the date on which the

Committee meets or acts to finalize its option decisions, which is the date of grant. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue.

The Committee did not undertake a quantitative analysis in determining the levels of stock option grants to named executive officers for the 2009 or 2010 fiscal years. The Committee developed its decisions on stock option grants based on a qualitative analysis considering the following factors:

•

Chief Executive Officer Recommendations.    The Committee placed substantial weight on the stock option grant recommendations of James C. Edenfield, the Chief Executive Officer of the Company, particularly as to stock option grants to named executive officers other than himself. The Committee based this weight on several factors, including the Chief Executive Officer’s intimate knowledge of the role and performance level of each of the named executive officers over an extended time period, his demonstrated skill in retaining and motivating our officers and key employees, and his emphasis on and effectiveness in managing the business of the Company on a fiscally conservative basis. In part because of these factors the Committee ultimately decided to grant stock options in accordance with the Chief Executive Officer’s stock option grant recommendations.

•

Current and Past Years’ Financial Results.    The Committee noted that the stock option grants being considered were consistent with stock option grants to the same named executive officers in recent years. The Committee observed that our operating performance in fiscal 2008, fiscal 2009 and fiscal 2010 to date, in the view of the Committee, was favorable in light of market conditions. With respect to J. Michael Edenfield, this observation focused primarily on the performance of the Logility subsidiary, of which he is the chief executive officer. The Committee therefore concluded that this favorable overall performance mitigated in favor of granting stock options at least at the same level as options granted in recent years. Moreover, the Committee believes that this favorable performance represented some evidence that prior year stock option grants were effective motivating factors for the named executive officers.

•

Perceived Value of Named Executive Officers.    The stock option grants to the named executive officers were not at the same level for each individual. The Committee considered the roles of the named executive officers and their ability, individually, to influence our profitability and position in the marketplace. This resulted in the largest stock option grant being made to the Chief Executive Officer (100,000 shares), followed by grants in descending amounts to the chief executive officer of Logility (80,000 shares) and the Chief Financial Officer (50,000 shares). In the Committee’s judgment, these levels of stock option grants reasonably reflected the relative ability of officers holding these positions to affect the performance of the Company. In particular, the Committee believes that the Chief Executive Officer has set the tone within the Company for controlling costs while preserving or enhancing market share under difficult economic circumstances.

•

Current and Past Years’ Compensation Packages.    The Committee establishes the overall compensation package of the Chief Executive Officer of the Company. The Committee advises on, but does not have the authority to establish, the compensation packages of the other named executive officers, except for stock option grants. In reviewing the compensation packages of J. Michael Edenfield and Vince Klinges, the Committee noted that their fiscal 2010 salaries and potential bonuses were increased only slightly as compared to fiscal 2009 and had not increased substantially in recent years. The Committee determined to maintain the salary and bonus arrangement for the Chief Executive Officer at the same levels as had been in effect for recent years. These factors mitigated in favor of not reducing the level of stock option grants to these named executive officers.

In July 2008, consistent with the above factors and objectives, the Committee granted stock options to the named executive officers in the following amounts: James C. Edenfield – 100,000 shares; J. Michael Edenfield – 80,000 shares; Vincent C. Klinges – 50,000 shares; and Jeffrey W. Coombs – 20,000 shares.

In June 2009, the Committee, after again considering the above factors and objectives, granted stock options to the named executive officers in the following amounts: James C. Edenfield – 100,000 shares; J. Michael Edenfield – 80,000 shares; and Vincent C. Klinges – 50,000 shares. The Committee also at that time granted stock options in the amount of 20,000 shares to James R. McGuone. Mr. McGuone was named by the Board as the Company’s Vice President and General Counsel effective May 2009. The Board also determined at that time that he would be designated an executive officer of the Company for SEC reporting purposes.

Personal Benefits and Perquisites.    We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. Our Chief Executive Officer, James C. Edenfield, receives the use of an automobile owned by the Company and we also pay the cost of two club memberships for him. J. Michael Edenfield, our Executive Vice President and Chief Executive Officer of Logility, receives an automobile allowance, reimbursement for medical insurance coverage obtained through the Company and paid by him, and is reimbursed for the cost of one club membership. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees except for limited supplemental insurance expense reimbursement. The perquisites of the named executive officers in fiscal 2009 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table, below.

Pension Benefits.    We do not provide pension benefit plans to our employees or to our named executive officers.

Non-Qualified Defined Contribution or Other Non-Qualified Deferred Compensation Plans.    We do not provide non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees or to our named executive officers.

Stock Purchase Plan.    We formerly had in place a stock purchase plan for our employees, providing to them an opportunity to acquire our shares at a discount to market prices. We discontinued this plan several years ago after concluding that the cost of maintaining and accounting for such a plan exceeded the benefit that we perceived our employees gained from such a plan.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company’s chief executive officer and any other executive officer required to be reported to its stockholders under the Securities Exchange Act of 1934 (the “Exchange Act”) by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.

Although we consider the tax implications of Section 162(m) and Section 409A of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under these sections, in order to preserve flexibility with respect to the design of our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the our Annual Report on Form 10-K for the year ended April 30, 2009, as well as the Proxy Statement for the 2009 Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

John J. Jarvis (Chairman)

Thomas L. Newberry

Compensation Committee Interlocks and Insider Participation

Dr. Jarvis and Dr. Newberry have been selected by the Board of Directors to serve on the Compensation Committee. Neither member of the Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

Summary Compensation Table

The following table reflects compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company (the “named executive officers”) for fiscal 2007, fiscal 2008 and fiscal 2009.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1)($)	Non-Equity Incentive Plan Compen- sation ($)	Change In Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (2)($)	Total ($)
James C. Edenfield, President and Chief Executive Officer	2009 2008 2007	512,500 512,500 512,500	-0- -0- 291,675	-0- -0- -0-	126,896 113,396 131,583	-0- -0- -0-	-0- -0- -0-	28,597 28,827 28,585	667,993 654,723 964,343

J. Michael Edenfield, Executive Vice President; President and Chief Executive Officer of Logility, Inc.(3)	2009 2008 2007	295,000 286,000 275,000	185,406 -0- 389,266	-0- -0- -0-	90,196 118,342 132,268	-0- -0- -0-	-0- -0- -0-	23,700 22,210 23,022	594,302 426,552 819,556

Vincent C. Klinges, Chief Financial Officer	2009 2008 2007	196,000 186,000 174,000	10,000 9,000 60,000	-0- -0- -0-	65,407 61,469 67,526	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	271,407 256,469 301,526

Jeffrey W. Coombs, Senior Vice President of American Software USA, Inc.(4)	2009 2008 2007	198,948 193,948 187,948	10,000 9,000 7,500	-0- -0- -0-	26,849 25,100 31,604	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	235,797 228,048 227,052

(1)	The value of stock and option awards in this column equals the accounting charge for equity compensation expense recognized by the Company in its fiscal years ended April 30, 2007, 2008 and 2009 for stock options granted in those fiscal years and previous fiscal years as required by Statement of Financial Accounting Standards No. 123R. For discussion of relevant assumptions used in calculating grant date fair value and current year expense pursuant to FAS 123R, see Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009.

(2)	Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits for James C. Edenfield include amounts reimbursed for medical insurance coverage obtained through the Company and paid by him, the use of a Company-owned automobile and two club memberships. Perquisites and other personal benefits for J. Michael Edenfield include an automobile allowance and a club membership.

(3)	Logility, Inc. is a wholly-owned subsidiary of the Company. All salary, bonus and personal benefits amounts for Mr. Edenfield were paid by Logility. The amount shown as Option Awards for Mr. Edenfield for 2007 includes $42,514 related to stock options granted by Logility, and the amount shown for 2008 includes $41,094 related to stock options granted by Logility.

(4)	Compensation information for Mr. Coombs is included in this Proxy Statement because he was an executive officer, as that terms is defined under SEC rules, during fiscal year 2009; however, on August 18, 2008, the Board determined that Mr. Coombs will no longer be classified as an executive officer for SEC disclosure purposes.

Employment Agreements

We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.

Change of Control Agreements

We do not have contracts that provide for compensation of our executive officers, or any of our other employees, that are triggered by change of control events. Stock option grants to our employees do, however, include provisions that can cause the vesting of those options to be accelerated in the event of a change of control, as defined in the applicable stock option plan.

Stock Options

Stock Option Plans

We have outstanding stock options granted under five stock option plans. We adopted the 1991 Employee Stock Option Plan (the “Employee Option Plan”) and the Directors and Officers Stock Option Plan (the “Directors and Officers Option Plan”) in 1991. These plans terminated effective September 1, 2000 when we replaced them with the 2001 Stock Option Plan. Options outstanding under the Employee Option Plan and the Directors and Officers Option Plan remain in effect, but since the termination of these plans we have not been able to grant new options under them. All employees of the Company and its subsidiaries, totaling 291 persons as of April 30, 2009, are eligible to participate in the 2001 Stock Option Plan. We also have outstanding options granted under the Logility, Inc. 1997 Stock Plan and the Logility, Inc. 2007 Stock Plan (the “Logility Plans”). The following sections describe these stock option plans.

1991 Employee Stock Option Plan.    We designed this plan to provide additional incentives to increase employees’ efforts on our behalf and remain in our employ. We selected participants from key personnel, but no director, officer or 10% shareholder of the Company was eligible to participate. These options are exercisable at any time within the option period, but no more than ten years from the grant date. As of April 30, 2009, there were outstanding under this plan options to purchase 273,705 Class A shares.

Directors and Officers Stock Option Plan.    We designed this plan to provide our directors and officers and those of our subsidiaries with additional incentives to increase their efforts on our behalf and, for employees, to remain in our employ. We selected participants from among the directors and officers of the Company or a subsidiary. We determined the number of options granted under this plan to officers on a case by case basis. The option prices for officer option grants were equal to the closing market price of the shares on the grant dates and became exercisable over a four-year period from the grant date. Each non-employee member of our Board of Directors received an automatic grant of nonqualified stock options to purchase 5,000 shares on April 30 and October 31 of each year. The option prices for director option grants were equal to the closing market price of the shares on the grant dates and were exercisable one year after grant. Once vested, these options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2009 there were outstanding under this plan options to purchase 145,000 Class A shares.

2001 Stock Option Plan.    The 2001 Stock Option Plan became effective September 1, 2000, and was amended in 2008 to increase the number of authorized shares. We designed this plan to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of our business. We grant options to purchase Class A shares under this plan in the form of incentive stock options and non-qualified stock options. We determine the number of options we grant under this plan on an individual basis, except with respect to non-employee directors, who receive grants of non-qualified options to purchase 5,000 shares upon election and 3,000 shares at the end of each fiscal quarter. The price of each grant is equal to the closing market price of the shares on the date of grant. As of the close of business on June 30, 2009, the market value of Class A shares was $5.76 per share.

In February 2005, the Board reduced the duration of standard stock option grants from ten years to six years, both for employee stock options and stock options granted to non-employee directors. At that time, the option vesting schedule was increased, in general, from four to five years. Stock options we grant to a person who owns 10% or more of the combined voting power of all classes of capital stock of the Company at the time of grant are limited to a five-year term (with a four-year vesting schedule) if the option is to be classified as an incentive stock option. In the event of a change in control, all options automatically become fully vested.

We have authorized a total of 5,275,000 Class A shares for issuance pursuant to options granted under this plan. As of April 30, 2009, under this plan option holders had exercised 1,651,576 option shares, there were 2,845,408 option shares outstanding, and 778,016 shares remained available for stock option grants. The 2001 Stock Option Plan is proposed to be amended and is more fully described in “Proposal 2: Amendment of 2001 Stock Option Plan,” below.

Logility Plans.    See “Proposal 3: Ratification of Actions Pertaining to Logility Stock Options – Description of Logility Plans as Adopted by American Software” for a description of the terms of the Logility Plans.

Stock Option Committees

Two separate committees administer the 2001 Stock Option Plan and the Logility Plans: (i) the Special Stock Option Committee (comprised of John J. Jarvis and Thomas L. Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of James C. Edenfield and Thomas L. Newberry) is responsible for other option grants. The members of these Committees are not eligible to participate in the portion of the plan that they administer, except pursuant to the formula option grant program for non-employee directors. Under the plans, the functions of these committees are to grant options and establish the terms of those options, as well as to construe and interpret the plans and adopt rules in connection with options that the particular committee grants. For the Logility Plans, the function of these committees is limited to continuing and interpreting the plans.

Fiscal 2009 Grants of Stock Options

The following table discloses the potential payouts under the stock options awarded to the named executive officers during the fiscal year ended April 30, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh)[2]	Closing Market Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Edenfield	7/17/08	—	—	—	—	—	—	—	100,000	5.70	5.70	131,690
J. Michael Edenfield	7/17/08	— —	— —	— —	— —	— —	— —	— —	80,000	5.70	5.70	105,352
Vincent C. Klinges	7/17/08	—	—	—	—	—	—	—	50,000	5.70	5.70	65,845
Jeffrey W. Coombs	7/17/08	—	—	—	—	—	—	—	20,000	5.70	5.70	26,338

(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.

(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.

(3)	For purposes of FAS 123R and this table, the grant date fair value or options is determined using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($5.70) on grant date; dividend yield (6%); expected volatility rate (42%); risk-free interest rate (3.4%); and expected option term of 4.2 years.

2009 Outstanding Equity Awards at Fiscal Year-End

The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2009 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)[1]	Option Expiration Date [2]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
James C. Edenfield	20,000 40,000 40,000 20,000 0	0 40,000 60,000 80,000 100,000	—	5.60 5.69 5.97 8.85 5.70	07/19/2014 10/10/2011 07/17/2012 10/19/2013 7/17/2014	—	—	—	—

J. Michael Edenfield			—			—	—	—	—

American Software stock options	130,000 97,500 32,500 84,232 45,768 25,000 25,000 37,456 10,544 16,000 0 16,000 0 0 0	0 0 0 0 0 0 0 0 32,000 13,000 11,000 46,799 17,201 63,999 16,001		3.93 2.00 2.00 3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97 8.85 8.85 5.70 5.70	06/22/2010 06/15/2011 06/15/2011 06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012 10/19/2013 10/19/2013 7/17/2014 7/17/2014

Logility stock options[3]	20,000 5,000 25,000 16,000	0 0 0 24,000		3.30 2.55 4.00 8.18	05/31/2011 12/04/2012 07/19/2014 07/17/2012

Vincent C. Klinges			—			—	—	—	—

American Software stock options	30,126 4,874 2,554 22,446 10,641 25,359 20,000 0 10,000 0 0 0	0 0 0 0 0 24,000 9,374 20,626 25,447 14,553 42,615 7,385		3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97 8.85 8.85 5.70 5.70	06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012 10/19/2013 10/19/2013 7/17/2014 7/17/2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)[1]	Option Expiration Date [2]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Logility stock options[3]	5,000	0		10.00	12/20/2009

Jeffrey W. Coombs	661 24,339 2,302 5,000 8,000 2,349 1,651 0 0	0 0 0 17,698 12,000 0 16,000 8,920 11,080	—	5.60 5.60 5.30 5.30 5.97 8.85 8.85 5.70 5.70	07/19/2014 07/19/2014 04/29/2011 04/29/2011 07/17/2012 10/19/2013 10/19/2013 7/17/2014 7/17/2014	—	—	—	—

(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.

(2)	The stock option grants prior to March 2005 expire in ten years and vest ratably on the first, second, third and fourth anniversaries of the option grant date. The stock option grants during or following March 2005 expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.

(3)	These options were granted under a Logility stock option plan and as of April 30, 2009 represented options to purchase shares of Logility Common Stock. Each of these options is fully vested. As described more fully below, effective July 9, 2009 we effected the merger of Logility with our wholly-owned subsidiary, ASI Acquisition, Inc. In connection with the merger, all outstanding Logility stock options have been converted into options to purchase Class A shares of the Company. Please see “Proposal 3: Ratification of Actions Pertaining to Logility Stock Options” for a more detailed description of the merger, conversion formula, and resulting number of options to purchase Class A shares of the Company.

2009 Option Exercises and Stock Vested

The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Edenfield	0	0	—	—
J. Michael Edenfield	95,000	213,267	—	—
Vincent C. Klinges	0	0	—	—
Jeffrey W. Coombs	0	0	—	—

DIRECTOR COMPENSATION

During fiscal 2009, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $18,000 per annum, and other Directors who are not employed by the Company at the rate of $12,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Company’s 2001 Stock Option Plan. Under the terms of that plan, newly-elected Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with an exercise price equal to the market price on the date of each such grant. These options become exercisable one year after the date of grant and expire six years after the date of grant (ten years for options granted prior to March 2005). They do not terminate if the director ceases to serve on the Board of the Company after the options become exercisable. Under this program, W. Dennis Hogue, John J. Jarvis, James B. Miller, Jr., Thomas L. Newberry and Thomas L. Newberry, V each received option grants totaling 12,000 shares in fiscal 2009.

The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Inventive Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
W. Dennis Hogue	18,600	-0-	19,538	-0-	-0-	-0-		38,138
John J. Jarvis	18,600	-0-	19,538	-0-	-0-	-0-		38,138
James B. Miller, Jr.	22,200	-0-	19,538	-0-	-0-	-0-		41,738
Thomas L. Newberry	21,000	-0-	19,538	-0-	-0-	13,381	(2)	59,018
Thomas L. Newberry, V	15,000	-0-	19,538	-0-	-0-	-0-		34,538

(1)	The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2009 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2009. Stock options issued in fiscal 2009 were valued using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock on the grant date; dividend yield of 6% to 9%; expected volatility rate of 42% to 61%; risk-free interest rate of 1.9% to 3.3%; and expected term of 4.2 to 4.3 years.

(2)	This amount represents the cost to the Company of medical and dental insurance that Dr. Newberry receives as Chairman of the Board.

CERTAIN TRANSACTIONS

The Company and Logility have previously entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement and a Tax Sharing Agreement. The Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the Securities and Exchange Commission. In fiscal 2009, Logility paid the following amounts to the Company under the terms of the Intercompany Agreements: Services Agreement—$1,298,411 and Facilities Agreement—$437,949. Under the Tax Sharing Agreement, the Company accrued a receivable of $3,564,090 and received a payment of $3,681,913 from Logility during fiscal 2009.

As a result of the various transactions between the Company and Logility, amounts payable to and receivable from Logility arise from time to time. On April 30, 2009, there was a payable to Logility in the amount of $117,823.

Effective July 9, 2009, Logility became a wholly-owned subsidiary of the Company.

PROPOSAL 2: AMENDMENT OF 2001 STOCK OPTION PLAN

General

On July 20, 2009, the Board of Directors approved, subject to shareholder approval, an amendment to the American Software, Inc. 2001 Stock Plan (the “Plan”) that would increase the number of shares of common stock that may be subject to options granted under the Plan by 800,000 shares, from 5,275,000 shares to 6,075,000 shares.

Under the Plan, the Company may grant options to officers and other employees of the Company or any subsidiary, advisors or consultants to the Company or any subsidiary, or members of the Board of Directors. Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3.

Options may be either incentive stock options or nonqualified stock options. The number of options granted is determined by the particular committee that administers such grants. See “Administration,” below. Option grants to non-employee directors can only be nonqualified stock options, the number of which is fixed by the Plan as follows: each non-employee director who is newly elected or appointed subsequent to the date on which the Plan became effective is granted an option to purchase 5,000 shares of common stock upon his or her election or appointment, and thereafter is granted an option to purchase 3,000 shares of common stock as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which governs in the event of any conflict. Copies of the Plan are available from the Company upon written request, to the attention of Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

Purpose of Plan

The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Shares Subject to the Plan

Currently, the Class A shares that may be issued under the Plan cannot exceed in the aggregate 5,275,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

As of June 30, 2009, 1,652,496 shares have been issued pursuant to the exercise of stock options and 3,098,687 shares were subject to outstanding options, leaving only 523,817 shares available for new options. During fiscal 2009, the Company granted options to purchase 540,978 Class A shares under the Plan. If approved, the proposed amendment would increase the number of available shares under the Plan to 1,323,817 shares as of June 30, 2009.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, in the number of shares covered by outstanding options granted under the Plan, in the option exercise price applicable to any such options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

The Plan is administered by the Board of Directors and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, composed of non-employee directors, is responsible for the administration and granting of stock options to executive officers of the Company. The Stock Option Committee, consisting of other directors of the Company, is responsible for the administration and granting of stock options to other employees and eligible persons. The Stock Option Committee is composed of James C. Edenfield and Thomas L. Newberry. The Special Stock Option Committee is composed of John J. Jarvis and Thomas L. Newberry.

Eligibility

All directors and employees (296 persons as of April 30, 2009) are eligible to participate in the Plan. Additionally, advisors and consultants to the Company may be eligible for option grants, if deemed appropriate by the Stock Option Committee.

Exercise Price

The exercise price per share of any option granted under the Plan is set in each case by the respective committee that administers the Plan or by the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of common stock on the date of grant (110% for 10% stockholders). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to non-employee directors, which may be only nonqualified stock options, the exercise price per share shall not be less than 100% of the market value of our common stock on the date of grant. As of the close of business on June 30, 2009, the market value of common stock was $5.76 per share.

Terms of Options

The terms of individual option grants are determined by the particular Board committee granting the option, as discussed above in “Administration.” If the committees continue their current practices, options granted pursuant to the Plan generally will expire on the sixth anniversary of the grant date and will become exercisable in equal portions over a five-year period (other than options granted to non-employee directors, which vest one year following the date of grant).

Exercise of Options

Options granted pursuant to the Plan are exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the option and as set forth in the option grant agreement relating to the options being exercised. The option plan agreement may specify whether the option price may be paid by the participant (i) in full by payment of cash or check acceptable to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the participant for at least six months, having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring its own shares); or (iii) by a combination of such methods of payment. In the absence of specification, only the payment method in clause (i) will be permitted. Any option agreement may provide for deferred payment from the proceeds of sale through a bank or broker of some of all of the shares to which such exercise relates.

Non-Transferability of Options

An option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a participant, options may be exercised only by such participant or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

Following a participant’s termination of employment, options held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the participant is then vested. Under the Plan, upon termination of employment, stock options remain exercisable for three months, or twelve months if termination results from death or disability, but in any event not beyond the original option term.

Change of Control

Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event that the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Plan and the subsequent disposition of shares of common stock acquired upon such exercise. Under the Plan, at the time of grant the respective committee designates each option as either an incentive stock option or a nonqualified stock option, with differing tax consequences to the participant and to the Company for each type of option.

Nonqualified Options

The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the participant, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to a participant.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), a participant may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in a participant’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the participant as a result of such exercise.

Incentive Options

Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the participant. (However, in calculating income for purposes of computing an individual participant’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When a participant sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (a) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (b) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a participant on the exercise or sale of Option Stock.

Termination

The 2001 Stock Plan will terminate on May 16, 2010, unless sooner terminated by the Board of Directors. In general, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

Board Recommendation

The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the proposed amendment so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends to the shareholders the adoption of the proposed amendment to the 2001 Stock Option Plan, increasing the authorized shares under the Plan from 5,275,000 shares to 6,075,000 shares.

The affirmative vote of a majority of the shares in attendance or represented by proxy and entitled to vote at the Shareholders Meeting is required for approval of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

PROPOSED AMENDMENT TO THE 2001 STOCK OPTION PLAN.

PROPOSAL 3: RATIFICATION OF ACTIONS PERTAINING TO LOGILITY STOCK OPTIONS

Background

On June 29, 2009 we successfully completed our tender offer to acquire all of the outstanding shares of common stock of Logility, Inc. that we did not previously own. In the tender offer, we purchased a total of 1,504,866 Logility shares, increasing our ownership to approximately 96.7% of the outstanding shares of Logility. Effective July 9, 2009 (the “Merger Date”), we effected the merger of Logility, Inc. with our wholly-owned subsidiary, ASI Acquisition, Inc. Under the terms of the merger, each Logility shareholder other than American Software was entitled to receive the same price per share ($7.02) that we paid in the tender offer and we became the sole shareholder of Logility. Following the merger, Logility’s shares have been delisted and Logility has ceased filing periodic reports with the Securities and Exchange Commission.

Immediately prior to the commencement of the tender offer, there were outstanding options to purchase 600,000 shares of Logility common stock (“Logility Options”), granted either under the Logility, Inc. 1997 Stock Plan or the Logility, Inc. 2007 Stock Plan (the “Logility Plans”). Prior to the Merger Date, 374,000 of the Logility Options were exercised, leaving Logility Options to purchase 226,000 shares. The Logility Options had been granted over the past ten years and had a variety of exercise prices. All of the remaining Logility Options except options to purchase 6,788 shares of Logility stock were fully vested or by their terms became fully vested upon the effectiveness of the merger. With the exception of options granted to outside directors, all of the Logility Options were treated as incentive stock options under Code Section 422.

One of our objectives in structuring the Logility tender offer and subsequent merger was to ensure that the compensation of Logility employees would not be adversely affected by the merger, including not impairing the tax status of incentive stock options. Accordingly, the Plan of Merger provided that, effective as of the Merger Date:

•	We adopted the Logility Plans as equity plans of American Software, although we will not grant any additional stock options under the Logility Plans.

•	Each outstanding Logility Option was converted into an option to purchase our Class A shares (“Replacement Options”).

•

The number of new option shares and the exercise prices for the Replacement Options were adjusted in accordance with Treasury Regulations Section 1.424-1(a)(5)(i) in order to preserve incentive stock option status. In particular, we relied on the procedure described in Example 6 under Treasury Regulations Section 1.424-1(a)(5)(i), using the “spread and ratio” test. Under this procedure we:

•	maintained the same “spread” between the aggregate exercise price and aggregate market value on the Merger Date; and

•	adjusted the number of shares and exercise prices to reflect the ratio of the $7.02 Logility price per share to the $5.17 closing price of our Class A shares on the Merger Date.

•	The remaining terms of the Replacement Options and their vesting status remained substantially the same as were in effect under the corresponding Logility Options.

Purpose of Shareholder Ratification

Code Section 422, relating to incentive stock options, and the regulations adopted under Section 422 require that the plan authorizing the issuance of incentive stock options be approved or ratified by holders of a majority of the shares represented at a duly called shareholders meeting. Section 16 of the Exchange Act establishes penalties for “short-swing profits” realized by directors, officers or 10% shareholders of an issuer relating to the purchase and sale of the issuer’s securities. Section 16 and regulations adopted under Section 16 in some cases require shareholder approval or ratification in the manner described above in order to prevent inadvertent violations of Section 16 in connection with the exercise of options held by directors, officers or 10% shareholders of the issuer under that plan. Both of the Logility Plans received the required shareholder approvals when they were first adopted. However, in order to remove any doubt as to the compliance of the Logility Plans, as adopted by American Software, with the shareholder approval requirements of Code Section 422 and Section 16 of the Exchange Act, we are seeking shareholder ratification of the actions described above relating to conversion of the Logility Options into the Replacement Options. In the event of a negative vote by shareholders, we will explore other means of ensuring compliance with these legal requirements.

Information About Replacement Options

The following table sets forth in tabular format certain information about Replacement Options as of July 9, 2009. The stock options reflected in this table for executive officers also are included in the table above in “Executive Compensation—Stock Options—2009 Outstanding Equity Awards at Fiscal Year-End.”

		1997 Logility, Inc. Stock Plan		2007 Logility, Inc. Stock Plan
Name	Position	Dollar Value ($)	Number of Shares	Dollar Value ($)	Number of Shares
James C. Edenfield	President and Chief Executive Officer	*	0	*	0
J. Michael Edenfield	Executive Vice President; President and Chief Executive Officer of Logility, Inc.	*	54,313	*	0
Vincent C. Klinges	Chief Financial Officer of American Software, Inc. and Logility, Inc.	*	6,789	*	0
Jeffrey W. Coombs	Senior Vice President of American Software USA, Inc.	*	0	*	0
Executive Group (4 Persons)		*	61,102	*	0
Non-Executive Director Group (3 Persons)(1)		*	67,850	*	18,998
Non-Executive Officer Logility Employee Group		*	152,072	*	6,788

*	Not applicable

(1)	Includes three former directors of Logility, Inc. who are not currently, and have never been, employed by the Company or Logility, Inc.

Description of Logility Plans as Adopted by American Software

Purposes.    The purposes of the Logility Plans are to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of our business.

Shares Subject to the Plan.    The Replacement Options provide in the aggregate for the purchase of 306,810 Class A shares. The Replacement Options are held by fourteen employees and three former independent directors of Logility, Inc. No additional options will be granted under the Logility Plans. Accordingly, any shares that are subject to Replacement Options that are terminated, expire unexercised, are forfeited or are surrendered will not be available for issuance of new stock options. While the Logility Plans provide for the granting of stock appreciation rights, no stock appreciation rights have been granted and none will be granted in the future.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, the number of shares covered by outstanding Replacement Options, the option exercise price applicable to any such options or the kind of shares covered under the Logility Plans (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration.    The Logility Plans are administered by the Board and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, which consists of John J. Jarvis and Thomas L. Newberry, as the members of the Compensation Committee, administers Replacement Options held by our executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Thomas L. Newberry, administers all other Replacement Options.

Eligibility.    Although there will be no further stock option grants under the Logility Plans, all directors and employees of Logility were eligible to participate in the Logility Plans.

Exercise Price.    The exercise prices per share of Replacement Options were established at levels equal to at least 100% of the fair market value of Logility’s common stock on the date of grant. For Replacement Options granted to non-employee directors of Logility, the exercise prices per share were equal to 100% of the fair market value of Logility’s common stock on the periodic, scheduled grant dates.

Terms of Options.    The Replacement Options had original terms of up to ten years. The conversion of the Logility Options into the Replacement Options did not affect the remaining terms.

Exercise of Options.    The Replacement Options are exercisable according to the terms of the respective Logility Plan, at such times and under such conditions as determined by the committee that administers the particular Replacement Option and as set forth in the option grant agreement relating to the options being exercised. Upon the exercise of a Replacement Option, the holder may either make payment (i) in full by payment of cash or check acceptable to us equal to the exercise price and any required tax withholding payment; or (ii) if approved by us, by the transfer to us of Class A shares owned by the holder for at least six months and having an aggregate fair market value at the date of exercise equal to the aggregate option price (except at a time when we are prohibited from purchasing or acquiring our own shares).

Non-Assignability of Options.    The Replacement Options are not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a holder, Replacement Options may be exercised only by the holder or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment.    Following a holder’s termination of employment, his Replacement Options are generally exercisable only with respect to the portions in which he is then vested. Upon termination of employment, Replacement Options remain exercisable for 90 days, or twelve months if termination results from death or disability, but in any event not beyond the original option term.

Change of Control.    A “change of control” of the Company would occur if we (i) are merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of our Voting Stock immediately prior to such transaction; (ii) sell or transfer all or substantially all of our assets and as a result of such sale or transfer less than two-thirds of the combined voting power of the then outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of our Voting Stock immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of our Voting Stock other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors. The Logility, Inc. 2007 Stock Plan provides that in the event of a change of control, the Board may replace options granted under that plan with options relating to the purchase of securities issued by the acquiring entity. The Logility, Inc. 1997 Stock Plan does not contain such a provision.

Tax Consequences.    The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Logility Plans and the subsequent disposition of Class A shares acquired upon such exercise. At the time of grant the respective committee designated each option as either an incentive stock option or a nonqualified stock option, with differing tax consequences to the participant and to us for each type of option.

Nonqualified Options.    The grant of a nonqualified option did not result in any immediate tax consequence to us or the participant. Upon exercise of a nonqualified option, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the holder, and we generally will be entitled to a deduction in an equal amount in the year the option is exercised. Such amount will not be an item of tax preference to the holder.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), the holder may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in his hands), depending upon the holding period of such shares, equal to the difference between the selling price and the tax basis of the shares sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the holder as a result of such exercise.

Incentive Options.    Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to us or the holder. (However, in calculating income for purposes of computing an individual holder’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When a holder sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (a) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (b) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

We are not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a holder on the exercise or sale of Option Stock.

Termination. Because we will not grant any additional options under the Logility Plans, and because the termination of a Logility Plan does not affect the exercisability of an option granted under that Logility Plan, the termination dates of the Logility Plans are not material.

Board Recommendation

The Board believes it is in the best interest of the Company and its shareholders to ratify and approve the conversion of the Logility Options into the Replacement Options and the actions described above related to such conversion, including without limitation:

•	adoption of the Logility Plans as equity plans of American Software, Inc.

•	conversion of options outstanding under the Logility Plans into options for the purchase of Class A shares of American Software

•

in connection with such conversion, the adjustment of the number of option shares and exercise prices to reflect the ratio of the $7.02 Logility price per share to the $5.17 closing price of our Class A shares on the Merger Date, to maintain the spread between the aggregate exercise price and fair market value as of that date.

The affirmative vote of a majority of the combined Class A and Class B shares in attendance or represented by proxy and entitled to vote at the Annual Meeting is required for ratification. This vote will be adjusted for the relative Class A and Class B share voting weights, as described in “Record Date and Voting of Securities” above. If all of the Class B shares (which are held by Mr. Edenfield and Dr. Newberry) are voted in favor of ratification, no additional affirmative votes will be required. Mr. Edenfield and Dr. Newberry have indicated that they intend to vote their Class A and Class B shares in favor of ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION AND APPROVAL OF THE CONVERSION OF THE LOGILITY OPTIONS AND RELATED ACTIONS.

AUDIT COMMITTEE REPORT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2009.

The Board of Directors has adopted a written charter for the Audit Committee. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with U.S. generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2009 audit, the Audit Committee: (1) reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2009 with Company management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm; (2) discussed with KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 480), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and (3) received the disclosure and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with KPMG its independence from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 for filing with the Securities and Exchange Commission.

The Nasdaq listing requirements require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

By the Audit Committee:

James B. Miller, Jr., Chairman

W. Dennis Hogue

John J. Jarvis

Independent Registered Public Accounting Firm

General.    During the fiscal year ended April 30, 2009, the Company engaged KPMG to provide certain audit services, including the audit of the annual financial statements, quarterly reviews of the financial statements included in our Forms 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1983. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.

The Company expects that representatives of KPMG will attend the Annual Meeting of Shareholders. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire. The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2010.

Audit Fees and All Other Fees.    The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2009 and fiscal 2008, including fees billed in connection with services rendered to Logility, Inc., are summarized below:

Audit Fees.    Fees for audit services totaled approximately $964,500 in fiscal 2009 and approximately $996,000 in fiscal 2008, including fees associated with the annual audit and the reviews of financial statements in quarterly reports on Form 10-Q, including Sarbanes Oxley 404 audit fees.

Audit Related Fees.    Fees for audit related services totaled approximately $86,000 in fiscal 2009 and zero in fiscal 2008. Audit related fees consisted primarily of fees incurred related to the review of the Company’s system implementation, which was finalized during 2009.

Tax Fees.    There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2009 or in fiscal 2008.

All Other Fees.    The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2009 or in fiscal 2008.

During fiscal 2009, KPMG did not utilize any leased personnel in connection with the audit.

In accordance with the rules of Nasdaq and the SEC, the approval of the Audit Committee is required for all independent audit engagement fees and terms and all permitted non-audit engagements (including the fees and terms thereof) that the independent registered public accounting firm performs for the Company. This authority does not extend to engagement fees and terms of engagement with respect to the engagement of an independent registered public accounting firm by its subsidiary, Logility, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 30, 2009 (unless otherwise indicated), the beneficial ownership of Class A shares and Class B shares by (i) each person known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that each of the beneficial owners set forth in the table has sole voting and investment power, and (ii) the address of each person listed below is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

	Shares Beneficially Owned				Percent of Class
Name of Beneficial Owner or Description of Group	Class A		Class B		Class A(1)		Class B(1)
Beneficial owners of more than 5%
James C. Edenfield	377,975	(2)(3)	2,877,086	(2)(4)	1.7	%(5)	100.0%
Thomas L. Newberry	377,975	(2)(6)	2,877,086	(2)(7)	1.7	%(5)	100.0%
Renaissance Technologies LLC	1,600,600	(8)	-0-		7.1%
Barclays Global Investors (Deutschland) AG	1,229,477	(9)	-0-		5.5%
Brown Capital Management, Inc.	2,342,793	(10)	-0-		10.5%

Directors and named executive officers
James C. Edenfield	377,975	(2)(3)	2,877,086	(2)(4)	1.7	%(5)	100.0%
Thomas L. Newberry	377,975	(2)(6)	2,877,086	(2)(7)	1.7	%(5)	100.0%
J. Michael Edenfield	613,861	(12)	-0-		2.7%		—
W. Dennis Hogue	92,750	(11)	-0-		0.4%		—
John J. Jarvis	92,750	(13)	-0-		0.4%		—
Vincent C. Klinges	206,256	(14)	-0-		0.9%		—
James B. Miller, Jr.	95,750	(15)	-0-		0.4%		—
Thomas L. Newberry, V	27,750	(11)	-0-		0.1%		—
Jeffrey W. Coombs	65,000	(11)	-0-		0.3%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9 Persons)	1,572,092	(16)	2,877,086		6.6%		100.0%

(1)	Share percentages are based on an aggregate of 22,425,446 Class A shares outstanding as of June 30, 2009, plus 60-day option shares held by the person or group in question. There were 2,877,086 Class B shares outstanding as of June 30, 2009.

(2)	Each of Dr. Newberry and Mr. Edenfield have filed an amended Schedule 13G with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares beneficially held by them. Accordingly, Mr. Edenfield’s beneficially owned shares include shares of which Dr. Newberry is the record owner or as to which he controls or shares voting or dispositive rights as well as Dr. Newberry’s 60-day option shares. Similarly, Dr. Newberry’s beneficially owned shares include shares of which Mr. Edenfield is the record owner or as to which he controls or shares voting or dispositive rights as well as Mr. Edenfield’s 60-day option shares.

(3)	Includes 160,000 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power; also includes 157,975 Class A shares of which Dr. Newberry is the record owner or which are Dr. Newberry’s 60-day option shares, as to which Mr. Edenfield shares voting power. If all Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 3,255,061 Class A shares, which would represent approximately 12.9% of the total Class A shares that would be issued and outstanding after such conversion.

(4)	Includes 895,499 Class B shares of which Dr. Newberry is the record owner, as to which Mr. Edenfield shares voting power.

(5)	For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 56.9% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See “Record Date and Voting of Securities.”

(6)	Includes 106,750 shares that may be acquired upon the exercise of Dr. Newberry’s own stock options exercisable within 60 days; also includes 220,000 Class A shares of which Mr. Edenfield is the record owner or holder of voting power or which are Mr. Edenfield’s 60-day option shares, as to which Dr. Newberry shares voting power. If all Class B shares were converted into Class A shares, Dr. Newberry would beneficially own 3,255,061 Class A shares, which would represent approximately 12.9% of the total Class A shares that would be issued and outstanding after such conversion.

(7)	Includes 1,981,587 Class B shares of which Mr. Edenfield is the record owner, as to which Dr. Newberry shares voting power.

(8)	Based on Schedule 13G dated February 12, 2009. Of this amount, the reporting person has sole voting power as to 1,582,413 of the shares, sole dispositive power as to 1,598,900 of the shares, and shared dispositive power as to 1,700 of the shares, which are owned of record by its investment advisory clients. Renaissance Technologies’ reported address is 800 Third Avenue, New York, NY 10022.

(9)	Based on Schedule 13G dated February 6, 2009, filed on behalf of a group, acting as parent holding company. Of this amount, the reporting person has sole voting power as to 1,229,460 of the shares and sole dispositive power as to all of the shares, which are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays’ reported address is Apianstrasse 6, D-85774, Unterfohring, Germany.

(10)	Based on Schedule 13G dated April 30, 2009. Of this amount, the reporting person has sole voting power as to 1,007,078 of the shares and sole dispositive power as to all of the shares, which are owned of record by its investment advisory clients. Brown Capital Management’s reported address is 1201 N. Calvert Street, Baltimore, MD 21202.

(11)	Represents shares subject to options exercisable within 60 days.

(12)	Includes 544,000 shares subject to options exercisable within 60 days.

(13)	Includes 63,750 shares subject to options exercisable within 60 days.

(14)	Includes 146,000 shares subject to options exercisable within 60 days.

(15)	Includes 80,750 shares subject to options exercisable within 60 days.

(16)	Includes 1,221,750 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act and representations from its 10% shareholders, executive officers and directors, all of the reports required to be filed by such persons during fiscal 2009 were filed on a timely basis, except for one Form 5 related to the termination of the Section 16(a) reporting status of Jeffrey W. Coombs that was inadvertently filed after the date on which it was required to be filed, reporting a status change for which a Form 4 inadvertently had not been filed.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than March 30, 2010 directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2009 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 7, 2009, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

July 28, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN SOFTWARE, INC.

August 17, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://www.sendd.com/EZProxy/?project_id=324

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330300000000000000 3	081709

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class A Directors: Three Class A Directors to be elected:

2.   Amendment to 2001 Stock Plan. To increase the number of shares that may be subject to options under the Plan from 5,275,000 shares to 6,075,000 shares.

3.   Ratification of Stock Plan Conversion. To ratify and approve the conversion of stock options outstanding under Logility, Inc. stock option plans to American Software, Inc. stock options and related actions.

				☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O W. Dennis Hogue O Dr. John J. Jarvis O James B. Miller, Jr.		☐	☐	☐

THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER ON THE REVERSE OF THIS PROXY CARD OR, IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ABOVE PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTIONS To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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	0	¢

AMERICAN SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

AUGUST 17, 2009 AT 4:00 P.M.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 p.m. on August 17, 2009, and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

(Continued and to be signed on the reverse side.)

¢	14475	¢